EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hersha Hospitality Trust of our report dated March 8, 2007 relating to the financial statements of Mystic Partners, LLC and Subsidiaries, which appears in the Hersha Hospitality Trust Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP
Hartford, CT
May 29, 2008